Exhibit 99.2

================================================================================
                              COURTYARD BY MARRIOTT
================================================================================
                               LIMITED PARTNERSHIP

                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented  for your  review is the second  quarter  1998 10-Q for  Courtyard  by
Marriott Limited Partnership (the "Partnership"). Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Potential Transaction

As previously reported to you, Host Marriott Corporation, on behalf of the General Partner, CBM One Corporation, filed a preliminary Prospectus/Consent Solicitation Statement with the Securities and Exchange Commission in December 1997, which proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT").

In addition, we reported to you that there are existing REIT's which are active in the moderate price and extended stay hotel segment that have expressed an interest in acquiring the hotels owned by the six limited partnerships. Although the General Partner has had preliminary discussions with some of these companies, no agreements have yet been reached.

The General Partner has retained Merrill Lynch to advise the Partnership with respect to the Partnership's strategic alternatives. The General Partner intends to continue to explore these alternatives and determine which path to pursue, obviously subject to appropriate partner approval.

Secondary Market Activity

There has been an increase in the number of third party solicitations for this Partnership's limited partner units. We are not in a position to advise you as to whether you should accept such offers. However, in addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses and income to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents.

Cash Distributions

On April 15, 1998, the Partnership made the final 1997 cash distribution of $2,000 per limited partner unit bringing the total distributions for 1997 to $35,000 per unit, which includes a $25,000 partial return of capital paid from refinancing proceeds. On July 27, 1998, the Partnership distributed $6,000 per limited partner unit from 1998 first and second quarter operating results. We anticipate total cash distributions for 1998 of approximately $10,000 per limited partner unit. However, actual distributions may be higher or lower depending on actual Hotel operating results for the remainder of the year. We expect to make a distribution from 1998 third quarter operating cash flow in November 1998 and a final distribution for 1998 operations in April 1999.

Hotel Operations

The combined operations of the Partnership's 50 Hotels improved in 1998 due to continuing demand in the lodging industry. For a detailed discussion of hotel operations, please refer to Item 2 of the Form 10-Q.

For the first and second quarter, Courtyard focused communication efforts in USA Today, radio and television advertising. Courtyards' award winning television advertising was seen on CNN, The Weather Channel, CNN Airport and ESPN. In addition, Courtyard hotels now participate in the Marriott Rewards Frequent Travel Program which offers points to program members when they stay at a Courtyard Hotel. The points are redeemable for free hotel rooms at most Marriott lodging products.

The moderately priced lodging segment remains highly competitive, reflecting significant influx of new competition. However, Courtyard hotels continue to command a premium share of the more competitive markets. The addition of the Marriott Rewards Program has had a positive impact on demand for the Courtyard product.

We appreciate your continued support and invite you to visit Courtyard Hotels as you travel throughout the United States.